UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2012

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO		80202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (303) 228-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Developments Relating to Our Second Quarter Redemptions

Under the Class E Share Redemption Program (the “Class E SRP”) of Dividend Capital Diversified Property Fund, Inc. (the “Company”) that is currently in effect, funds for redemptions made at the end of each quarter are generally limited to an amount equal to (i) funds received from the sale of Class E shares under the Company’s distribution reinvestment plan during such calendar quarter, plus (ii) 50% of the difference between (a) the proceeds (net of sales commissions) received by us from the sale of Class A, Class W and Class I shares in any public primary offering of the Company and under the distribution reinvestment plan during the most recently completed calendar quarter, and (b) the dollar amount used to redeem Class A, Class W and Class I shares during the most recently completed calendar quarter pursuant to the Class A, W and I Share Redemption Program, less (iii) funds used for redemptions of Class E shares in the most recently completed quarter in excess of such quarter’s applicable redemption cap due to qualifying death or disability requests of a stockholder during such calendar quarter. However, our board of directors may from time to time authorize funds for redemptions of Class E shares in greater or lower amounts. In particular, our board of directors intends to make an additional $20 million available for Class E share redemptions made at the end of the third quarter of 2012. We are not obligated to redeem shares of our common stock under the Class E SRP. The foregoing limitation is referred to as the “Quarterly Redemption Cap.”

To date, we have received $8.6 million in gross proceeds in the third quarter of 2012 from the sale of Class E shares in our distribution reinvestment plan. To date, we have not received any proceeds from the sale of Class A, Class W, or Class I shares in any public primary offering or under our distribution reinvestment plan. We also have not redeemed any Class A, Class W and Class I shares pursuant to the Class A, W and I Share Redemption Program. In the second quarter of 2012, we used $5.9 million for redemptions of Class E shares in excess of such quarter’s applicable redemption cap primarily due to qualifying death or disability requests of stockholders during such quarter. Accordingly, the Quarterly Redemption Cap applicable to redemption requests in the third quarter of 2012 is expected to be approximately $22.6 million (the “Third Quarter Redemption Cap”), which includes the $20 million the board of directors intends to make available. Through September 15, 2012 (the “Deadline”), the last day for third quarter 2012 redemption requests to be submitted under the Class E SRP, the Company had received requests to redeem approximately 16.6 million shares of common stock (the “Total Third Quarter Redemption Requests”). Based on application of the Third Quarter Redemption Cap, the Company expects that requesting stockholders whose requests were received on or before the Deadline will be redeemed pro rata.

Based on the September 20, 2012 NAV of $6.63 per Class E share, the Company expects to redeem, for the third quarter of 2012, approximately 20% (the “Pro Rata Percentage”) of the Class E shares each stockholder requested to be redeemed on or before the Deadline, subject to the terms and conditions of the Class E SRP. The actual Pro Rata Percentage of redemptions will be determined based on the NAV per share on September 28, 2012 pursuant to the terms of the Class E SRP. A copy of the Class E SRP was mailed to stockholders, was included as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 12, 2012, and is also available on the Company’s web site at www.dividendcapitaldiversified.com. In accordance with the Class E SRP, any portion of a redemption request of a stockholder that is not honored will be deemed automatically withdrawn, and any such stockholder may resubmit a request in a subsequent quarter (subject to the applicable Quarterly Redemption Cap and all other terms and conditions of the Class E SRP). The Company will not retain redemption requests that are not honored.

The Third Quarter Redemption Cap, Total Third Quarter Redemption Requests and Pro Rata Percentage are preliminary figures that are subject to change. Pursuant to the terms of the Class E SRP, stockholders who submitted timely redemption requests may withdraw their requests, in whole or in part, by submitting a written request that is received by the Company on or before September 28, 2012. In addition, any stockholder who has requested redemption and is a participant in the Company’s distribution reinvestment plan will remain a participant in the distribution reinvestment plan unless the Company receives written notice terminating the stockholder’s participation in accordance with the distribution reinvestment plan. Any stockholder that wishes to withdraw a redemption request or terminate their participation in the distribution reinvestment plan should submit the same in writing to:

Dividend Capital Diversified Property Fund Inc.

C/o DST Systems, Inc.

430 West 7th Street, Suite 219079

Kansas City, MO 64105.

Forward-Looking Statements

This current report includes “forward-looking statements” regarding redemptions under the Company’s Class E SRP. These statements are based on certain assumptions and analyses made by the Company in light of the Company’s experience and the Company’s perception of current conditions, expected future developments and other factors the Company believes are appropriate. Such statements are subject to a number of assumptions, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. Among the factors that may cause the Third Quarter Redemption Cap, Total Third Quarter Redemption Requests and Pro Rata Percentage to vary are future sales and redemptions of the Company’s shares of common stock and whether the Company’s board of directors authorizes funds for redemptions of Class E shares in greater or lower amounts than the standard Quarterly Redemption Cap. Except as required by applicable securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.
September 21, 2012
	By:	/s/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer